                                                               Filed Pursuant to
                                                                  Rule 424(b)(3)


                             A.B. WATLEY GROUP INC.

                                   PROSPECTUS

                                474,714 SHARES OF

                                  COMMON STOCK

      This Prospectus relates to an offering from time to time of up to 474,714 shares of common stock of A.B. Watley Group Inc. The selling stockholders identified in this prospectus are offering all of the shares to be sold in this offering.

      We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We will pay the expenses of registration of the shares which may be offered by this prospectus.

Investing in the common stock involves risks. See Risk Factors beginning on page 2.

      Our common stock is traded on the Nasdaq National Market under the symbol ABWG. On June 13, 2000, the closing price of our common stock as reported on the Nasdaq National Market was $20.25.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is June 14, 2000.

                              AVAILABLE INFORMATION

      We have filed with the SEC the registration statement on form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the securities offered hereby, reference is hereby made to the registration statement and to the exhibits filed as a part thereof. Statements contained in this prospectus regarding the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement, and each such statement is hereby qualified in its entirety by such reference. The registration statement, including all exhibits thereto, may be inspected without charge at the principal office of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon the payment of prescribed fees. In addition, registration statements and certain other filings made with the commission through its Electronic Data Gathering, Analysis and Retrieval systems are publicly available through the commission's site on the World Wide Web located at http://www.sec.gov. The registration statement, including all exhibits and schedules thereto and amendments thereof, has been filed with the commission through the Electronic Data Gathering, Analysis and Retrieval system.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The commission allows us to "incorporate by reference" the information we file with the commission. This permits us to disclose important information to you by referencing these filed documents. We incorporate by reference in this prospectus the following documents which have been filed with the commission:

   (1) our Annual Report on Form 10-KSB for the year ended September 30, 1999;

   (2) our Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999 and for the quarter ended March 31, 2000; and

   (3) the description of the common stock contained in our registration statement on Form 8-A dated April 14, 2000.



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


      We incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

      We will promptly provide without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to A.B. Watley Group Inc., Att: Investor Relations, 40 Wall Street, New York, New York, telephone number 201-422-1664.

      Unless otherwise indicated, references to "we", "us" and "our" refer to A.B. Watley Group Inc., a Delaware corporation, and its subsidiaries. Our common stock, par value $.001 per share, is referred to in this prospectus as the "common stock."


                           FORWARD LOOKING STATEMENTS

      This Prospectus contains certain statements that may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based on certain assumptions and assessments made by management of the company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. The forward-looking statements included in this Prospectus are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the company's operations, markets, services and prices, and other factors discussed in the company's filings under the Securities Act and the Exchange Act. Prospective investors are cautioned that such forward-looking statement are not guarantees of future performance and that actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

                                  RISK FACTORS

      Although we are optimistic that we will be able to continue our substantial growth and strengthen our position in the online and electronic trading of securities, we also acknowledge that our business and this industry in general are subject to a number of risks and uncertainties, which could adversely affect future results. Among these are:



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      1. Competition In The Online And Electronic Brokerage Business Is
Increasing. Not only are we faced with competing with the traditional electronic trading firms, such as E-Trade and E-Schwab, as well as smaller sized competitors, but we are also faced with the entry of new firms, including traditional brokerage firms such as Merrill Lynch, and the emergence of giants, such as Goldman Sachs & Co., as a sponsor or joint venturer of e-commerce brokerage firms and electronic communications networks. We will continue to compete based upon what we perceive as the excellence of our trading systems, the skills of our customer service personnel, the breadth of information and other services provided, attractive pricing of our services and maintenance and upgrade of our technology. Although added competition has also served to increase the overall market for this type of brokerage service, the increased competition also places more pressure on us in our competitive efforts, including a need to increase our marketing efforts, which is already underway.

      2. We Are Expanding Rapidly And Need to Properly Manage Our Increased Infrastructure. The expansion of our business has led us to increase our systems and personnel. These must be managed efficiently and places additional burdens upon executive management.

      3. We Must Maintain Our Access To The Most Improved Technology. Technological changes continue in the electronic commerce field generally and in our segment of online brokerage. We must keep pace with these technological developments by a combination of licensing and developing software, to be able to continue to provide what we regard as highly efficient and attractive services and systems for our accounts.

      4. Our Industry Faces Substantial Regulatory Supervision. We, as well as all members of the U.S. securities brokerage industry, are regulated by the NASD and SEC. These supervisory bodies have tended to increase the intensity of their regulatory efforts, particularly with respect to the online trading industry. Additional regulations have been proposed, from time to time, dealing with the suitability of online trading and broker supervision of accounts. All these place a greater burden on the conduct of our electronic and online brokerage business.

      5. Our Proposed Conversion To Self-Clearing Operations Subjects Us to Additional Risks. Although self-clearing will allow us to theoretically increase the profitability of our operations, it will also place additional burdens upon managing our business. We will collect dividends and interest on securities held in nominee name and make the appropriate credits to our client's account. We will also facilitate exercise of subscription rights on securities held for our clients. We will arrange for the transmittal of proxy and tender offer materials and issuer reports to our clients.

      Self-clearing operations, especially where conducted by firms such as ours, without significant prior experience, involve substantial risk of losses due to clerical errors related to the handling of client funds and securities. We have attempted to mitigate this risk by hiring, from a large competitor, as a senior officer someone who has extensive experience in the senior



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management of self-clearing operations and conversions to self-clearing. Errors in the clearing process also may lead to civil liability for actions in negligence brought by parties who are financially harmed as a result of these errors. Clearing operations have accounted for a significant portion of our cost of services. Our failure to perform self-clearing operations accurately and cost-effectively could have a material adverse effect on our business, financial condition and operating results.

                                   THE COMPANY

      We are a financial services company which owns A.B. Watley, Inc., a registered securities broker-dealer and member of the National Association of Securities Dealers, Inc. We provide real-time online financial brokerage services and comprehensive information about the securities markets through our proprietary trading systems, UltimateTrader(TM) and WatleyTrader(TM). Watley has received favorable industry recognition, ranking fourth in Dow Jones Business Director's recent survey of Internet brokers and sixth in Gomez Advisors' ranking of Internet brokers. In addition, UltimateTrader and WatleyTrader were ranked seventh and sixth in Barron's annual ranking of online brokers published in March 1999.

      Our company was incorporated in May 1996 under the laws of the State of Delaware. Watley was organized in December 1958 under the laws of the State of New York. In January 1997, we acquired all of the outstanding capital stock of Watley.

Industry Overview

      Our industry has recently experienced a series of changes, led by electronic and online commerce, which has created market opportunities for us and other similarly situated brokerage firms. These favorable market trends include:

The Emergence of Electronic and Online Commerce.

      Internet and online services have provided organizations and individuals with innovative ways of conducting business. With the emergence of the Internet as a globally accessible, fully interactive and individually addressable communications and computing medium, companies that have traditionally conducted business in person, through the mail or over the telephone are increasingly utilizing electronic commerce. Increased use of credit cards, automated teller machines, the incidence of electronic funds transfers and online banking and bill paying has automated, simplified and reduced the costs of financial transactions for consumers, businesses and financial institutions.

      Consumers have shown a strong preference for transacting various types of business electronically, such as paying bills, buying insurance, booking airline tickets and trading securities, rather than in person or over the telephone. These transactions are being streamlined



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through online commerce and can now be performed directly by individuals virtually anywhere at any time. Consumers have accepted and even welcomed self-directed online transactions because these transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary.

The Development of Online Brokerage Services.

      In the past, individual investors could access the financial markets only through a full-commission broker, who would offer investment advice and place trades. With the deregulation of brokerage commissions in 1975 and the resulting unbundling of brokerage services, investors began to realize that they could separate financial advisory services from securities trading. This brought about the advent of discount brokerage firms, which provide an alternative investment approach by completing trades at a reduced cost.

      With the emergence of electronic brokerage services, investors are being given the ability to further unbundle the costs associated with the human interaction required by full-commission and traditional discount brokerage firms. By requiring personnel to handle each transaction, most traditional brokerage firms restrict their clients' access to trading and information to the availability of the person processing the transaction. In addition, although full-commission and discount brokerage firms are able to offer electronic trading services, their continued reliance on personnel, branch offices and the associated infrastructure for a major part of their business prevents them from reducing their cost structure to the lower price points achievable through electronic trading.

      We believe that the increased presence of automated teller machines, the growth of discount brokerage firms, increasing utilization of the Internet to access a wide range of financial services, and a variety of other indicators evidence a shift in demographics that is fundamentally altering the way consumers manage their personal financial assets. Based on consumer feedback and the rapid acceptance by consumers of online transactions, we also believe that consumers are increasingly taking direct control over their personal financial affairs, not only because they are now able to do so, but also because they find it more convenient and less expensive than relying on financial intermediaries.

      As investors obtain even more access to investment information, we believe, based upon our experience in the industry, they will desire greater control over their financial decisions and seek alternative ways to invest more conveniently and cost-effectively and with less interaction with brokers and other financial services professionals. Based upon our experience in the industry, we believe that this trend has created a growing opportunity to provide online trading services, such as UltimateTrader(R) and WatleyTrader(TM), that are easy to access, easy to use, cost-effective and secure.



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The Growing Market for Active Traders, Active Investors and Online Brokerage
Services.

      Active trading is dependent upon liquidity, i.e., the ability to buy or sell stock at any given time. Until recently, liquidity was primarily provided by Nasdaq, The New York Stock Exchange and an alternative trading system called Instinet. However, the liquidity on Instinet was available only to institutional clients and certain brokerage firms.

      In 1996, the SEC adopted rules which brought about sweeping changes in the structure of the over-the-counter market and were very beneficial for us and our clients, as well as to public companies and their shareholders. These rules, known as the order handling rules, permitted the creation and operation of electronic communication networks, open broadcasting systems that allow anyone with a connection to the network to see all the bids and offers posted into the system for any Nasdaq traded security. The order handling rules require market makers to display certain limit orders in their quotations or to send those orders to an electronic communication network for display. The increased regulatory emphasis on enforcing compliance with the duty of brokers to obtain the best execution for their clients has fostered the growing importance of electronic communication networks, which provide an ever-increasing source of liquidity in the over-the-counter market.

      Based upon our experience in the industry, we believe that this regulatory environment and the increased availability of information to individual investors on a real-time basis, together with advances in Internet, networking and communications technologies, has created investing opportunities for active traders and active investors and market opportunities for online brokerage services.

      Online trading is the fastest growing segment of the brokerage industry and is expected to grow significantly. The evolution of the Internet has fundamentally changed the way in which many investors manage their financial affairs. The speed, convenience, choice, cost savings and information that the Internet offers as an investment tool has driven investor assets online. We anticipate a continuation in this trend as evidenced by research released by Forrester Research and IDC. These independent research firms project that total U.S. assets managed online will reach $3.1 trillion in 2003, up from $325 billion at the end of 1998. During that period, the number of online accounts is estimated to roughly quadruple, to over 20 million. Also, the percentage of all investors who invest online is expected to grow to 30% from roughly 10% today. Meanwhile, according to The Industry Standard, within the past four years online trades as a percent of total trading volume have gone from less than 1% to 14% of all stock orders and 30% of the volume on Nasdaq and the NYSE. According to one industry analyst, the online trading volume could represent 50% of all trades over the next three years.

Strategy

      Our strategy, which has been accelerated since our initial public offering in April 1999, is to capitalize on perceived opportunities arising from the expanding online trading market by:



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      o  Targeting active traders and other active investors. We believe that
         UltimateTrader is well positioned to satisfy their requirements. We have established low rates and offered a broad range of supplementary information and data for these persons.

      o Expanding our marketing efforts for our online brokerage service. We are aggressively marketing UltimateTrader by targeting active traders through print, online and other advertisements. Our advertising efforts include advertisements in financial publications and various other regional and national publications that have a demographic similar to our target market. We are also advertising and promoting UltimateTrader through Internet website and banner advertisements and other media. Our marketing campaign has accelerated throughout fiscal year 1999, especially during the 4th quarter. Our continued investment in the content and services provided via our Internet site and the WatleyTrader service has earned strong rankings for our company in several major industry surveys such as #6 in the Gomez Advisors Review and #7 in both Barron's and Time Magazine. Such rankings have given us very valuable publicity and strengthened our brand in a very competitive marketplace.

      o Expanding our network infrastructure and client support capabilities. We are expanding our network infrastructure and client support capabilities, to better service an increasing client base. Our internal computing needs require ongoing investments in our network and server infrastructure. During fiscal year 2000, we also intend to establish an off"site back-up communications center or hot site, in a different region of the country, to mirror the primary location to ensure continued operations in the event of a systems failure at our primary location.

      o Improving our third-market institutional sales desk. We are continuously seeking to improve our technical expertise and apply new technologies to more effectively provide these services. Additionally, we have hired additional associates to expand the number of institutions we service and the number of securities we cover for this market.

         In addition, we intend to expand our operations by:

      o Converting to self-clearing operations. Based upon an internal cost/benefit analysis we believe that performing these operations internally will reduce our operating cost and provide us the opportunity to receive expanded revenues from margin transactions with our clients. We have completed this review and are seeking to hire the appropriate staff to build and manage our own clearing department. We have hired a new senior officer from a very large competing firm who has over 12 years of experience in managing self-clearing operations and conversions to self-clearing. We have identified and are seeking to obtain, by internal development or third party license, the requisite software systems and computer hardware to convert to self-clearing operations in the not too distant future.



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      Offering online services in foreign markets. We have started to provide electronic execution services for foreign institutions and their clients for transactions in U.S. securities markets and to arrange for foreign institutions to provide for these services for our clients in foreign markets. We are actively pursuing these relationships in the Far East and Europe, with the goal of an eventual global securities presence.

Ultimate Trader

      We designed UltimateTrader by uniquely integrating third-party market data and order entry software with our proprietary networking systems to create a proprietary trading system.

      Since UltimateTrader is a client-server application, it is not restricted by the limitation of HTML, the primary programming language of the worldwide web. With trading systems which use HTML, displayed data remains static until a query is repeated. In contrast, UltimateTrader delivers and automatically updates a continuous, dynamic stream of live market date to the client's screen.

      UltimateTrader provides our clients access to comprehensive information on stocks, market, indices, mutual funds, news and options. UltimateTrader clients are able to access bid and ask prices, charts, research and over 170 other types of information for any listed or Nasdaq traded stock, as well as the ability to establish and track their securities, cash and margin positions on a real-time basis. Our clients can arrange the display and configuration of data on their computer screens using a menu and tool bar, which are generally utilized in the Windows operating system. Different computer screen arrays or pages can be built to suit the users personal requirements.

      UltimateTrader clients can execute trades with a few simple mouse clicks or keystrokes. UltimateTrader clients can route trades directly to the exchanges, the Nasdaq Market Maker System, a specific market maker or an electronic communication network. As a result, we believe trades can be executed more quickly than if the trade is routed through a third market firm or an online brokerage firm's trading desk, as is the case with a number of other trading systems. The order entry section can be preset for size and type of order. The client can use a mouse to click the bid or ask price of a security and either close out an open position or add to an existing one. If the user clicks the bid or ask price of the security, the order screen will appear pre-configured to buy or sell.

      Once an order is entered, UltimateTrader sends the order to the exchange selected in less than two seconds from virtually anywhere in the world. Typical executions for market orders entered via Ultimate Trader range from 2 seconds to 10 seconds depending on market conditions. These significant savings in time have tremendous value to a client who is trying to trade in markets characterized by rapidly changing prices.



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      Speed of order execution is also affected by how an order is routed.
UltimateTrader clients are able to route their orders directly to the exchanges, such as the New York Stock Exchange, American Stock Exchange, Nasdaq Stock Market, Inc. and Chicago Board Options Exchange. Most other retail online trading systems route orders to a third-market firm or the online broker's trading subsidiary, which in turn routes the orders to the market.

      Clients can also elect to route trades to our Watley trading desk for efficient execution. Our Watley trading desk consists of registered representatives who are available to assist our clients.

      UltimateTrader clients may place bids or offers onto an electronic communication network which will also appear in the Nasdaq Market Maker Level 2 screen with the corresponding price and size of the order. This gives our clients an advantage in attempting to execute orders in between the bid and asked prices of Nasdaq securities.

      To direct an order to a specific market maker or electronic communication network, our clients double click on the market maker or ECN and mark their order entry screen with this preference. The SelectNet preference button is useful when our clients wish to execute orders for more than 1,000 shares of a security.

      UltimateTrader clients can select from two different service levels, UltimateTrader Free and UltimateTrader Pro. Our UltimateTrader Free service has been only recently introduced and promoted after the end of our most recent fiscal year.

      The following table sets forth the features offered for UltimateTrader Free and Pro Service Level:


   Ultimate Trader Features                Free            Pro

   Dynamic Updating Quotations              X               X

   Unlimited Customized Pages               X               X

   Electronic Execution                     X               X

   Buying Power                             X               X

   Board View Portfolio Minder              X               X

   Position Minder                          X               X

   Scrolling Tickers                                        X

   Alarms                                                   X



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   Snap Quotes                                              X

   Market Minder                                            X

   Hot Key                                  X               X

   MultiQuotes                                              X

   Charts with Technical Studies                            X

   Nasdaq Level II Data                     X               X

   Color Coded Market Maker Screens                         X

   Time and Sales                           X               X


Following is a description of each of the UltimateTrader features we offer:

      o Dynamic Updating Quotations - displays real time changes in prices and markets as they occur.

      o Unlimited Customized Pages - allows clients to create computer screen layouts to their preference with their data and to scroll freely among these pages.

      o Electronic Execution - provides direct electronic access to various exchanges and markets for rapid routing of execution of trades.

      o Buying Power - allows clients to view current buying power, the value of the account as of the trading day's business morning.

      o Board View Portfolio Minder - used to create computer windows with comprehensive price and other data relating to a number of different securities.

      o Position Minder - serves as a portfolio monitor and displays existing open positions as well as the status of pending orders.



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      o  Scrolling Tickers - displays price and trading volume information for the symbols that a client chooses on a live basis. The quotes will move through the ticker window as the server receives them.

      o Alarms - alerts clients by an audio or visual pop-up when target criteria have been met for a specified security.

      o  Snap Quotes - displays detailed information about individual symbols.

      o Market Minder - a fully configurable quote screen that can display virtually any information about the security selected by the client.

      o Hot Keys - the ability to execute/cancel trades with a simple keystroke.

      o  MultiQuotes - displays prices and fundamentals for any symbol.

      o Charts with Technical Studies - allows clients to view live, dynamically updating, real-time intraday chart data and historical information for stocks, option or indices.

      o Nasdaq Level II Data - continuously updated display of market maker and electronic communication network current prices and changes.

      o Color Coded Nasdaq Market Maker Screens - designed to visually display, by a special color on the screen, upward and downward trends in recent trades in a security.

      o Time and Sales - reflects last and cumulative trades, prices and aggregate daily volume in a security.

      Our fee schedule for clients subscribing to UltimateTrader Free is as follows:

                                                         Monthly Fees for
                                                         ----------------
Number of Trades Per Month      Transaction Charges       Real Time Data
--------------------------      -------------------       --------------
1-9 trades per month                  $23.95                   free
10-24 trades per month                $22.95                   free
25-49 trades per month                $20.95                   free
50-99 trades per month                $19.95                   free
100-199 trades per month              $18.95                   free



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      Our fee schedule for clients subscribing to UltimateTrader Pro is as follows:

                                                         Monthly Fees for
                                                         ----------------
Number of Trades Per Month      Transaction Charges       Real Time Data
--------------------------      -------------------       --------------
1-9 trades per month                  $23.95                   $300
10-24 trades per month                $22.95                   $250
25-49 trades per month                $20.95                   $200
50-99 trades per month                $19.95                   free
100-199 trades per month              $18.95                   free


Dow Jones News Service is an optional service priced at $95.00 per month.

      Watley's fee for an exchange listed security in excess of 2,000 shares or a Nasdaq listed security in excess of 10,000 shares incur a surcharge of $.01 per share and a commission of $.01 per share on the entire order. We also charge an additional fee for executing on an electronic communication network or SelectNet, substantially all of which is forwarded to the owner or operator of that system.

      Optional Services. We offer a vast array of optional services to UltimateTrader clients. Among these are the Dow Jones News Service and various charting and market trading services. The Dow Jones News Screen provides continuously updating real-time news in a scrolling format, including: breaking news; corporate announcements; interviews; industry news; market reports; economic and political developments; hot stock alerts; and international events.

      With Dow Jones News and a number of other services, we invoice the client directly as part of their monthly bill and remit the special charges to the vendor supplying these services, while retaining approximately 15% of the charge as our fee.

      UltimateTrader has accounted for most of our retail customer account revenues in the past year and we anticipate this to continue in the future. During our fiscal year ended September 30, 1999, we derived approximately 71% of our total revenues from UltimateTrader clients.

WatleyTrader

      WatleyTrader is our web-based Internet brokerage service which we designed for active investors who execute trades online and use online services to gather information about the securities markets. WatleyTrader provides comprehensive information on stocks, markets, indices, mutual funds, news and options in a live format for free. WatleyTrader clients can place trades, obtain quotes, order research and check account balances and portfolio valuations online or through our automated touch-tone phone system, 24 hours a day. The electronic order system for the WatleyTrader directs orders to the Watley Desk for execution. WatleyTrader client orders are entered, processed and confirmed electronically.

      WatleyTrader targets price sensitive investors and competes directly with E*Trade, Charles Schwab and other online brokerages. The basic fee schedule for the WatleyTrader is a transaction charge of $9.95 per order with an additional $14.00 fee for trades made by telephone. Orders of more than 5,000 shares bear a commission of $.01 per share for the entire order.

      During our fiscal year ended September 30, 1999, approximately 3% of our revenues originated from WatleyTrader clients.

Third Market Institutional Sales Desk

      Watley's third-market institutional sales desk specializes in facilitating and/or executing large-block transactions in approximating 500 thinly traded equity securities. These services are provided to clients who often require that their purchases or sales of large positions remain anonymous. We match buyers and sellers to execute off-exchange transactions, to minimize the impact on the market and prevent our client's positions from being disclosed to competing firms. Our third-market institutional sales clients include mutual and pension funds, insurance companies, banks, corporations and independent fund managers. Approximately 22% of our revenues for our fiscal year ended September 30, 1999 were derived from the institutional trading desk.

Client Services

      Client services for all levels of online service, including trading, administrative, and technical support, are among our highest priorities. Based on our experience in the industry and client feedback, we believe that providing an effective client service team to handle client needs is critical to our success. Our Client Service department helps clients get online, handles product and services inquiries and addresses all brokerage and technical questions. The Client Service department also conducts various surveys to verify the satisfaction of our clients and to learn more about client preferences and requirements.

      Live client support is available 12 hours a day from 8:00 AM to 8:00 PM EST Monday through Friday. Our client services department operates on a one-stop shopping basis, meaning that clients do not typically have to be transferred between departments to receive answers to their inquires. We currently employ seventeen Client Service personnel (inclusive of management), all of whom are registered representatives and are available to accept and execute client orders, research past trades, discuss account information, and provide detailed technical support. A separate technical support team helps clients with particularly serious or persistent technical issues.

      In order to provide professional and efficient client support, we have purchased and implemented client relationship management (CRM) and computer telephony integration (CTI) software. CRM databases are updated with each client contact to track client service calls. A separate internal database tracks trading patterns, changes in customer balances and compliance issues. Both databases are used to generate periodic reports for management. Client services associates access the latest product and account information through CRM and customer account databases.

      During the second quarter of fiscal year 1999, we launched online support and chat services for our clients. This service currently offers an online, indexed UltimateTrader user manual and chat area. The chat area offers clients the ability to query and chat with client services associates in real-time. Our goal with respect to the provision of online support and chat services is to create a sense of virtual community among prospective and existing clients and between our company and our clients. We are planning to upgrade our online support capabilities through a recently acquired online chat support software package.

      We plan to create a VIP client services team to service our most active online clients. By providing client support for all issues on an account manager basis, we intend for the VIP team to offer much more individualized service on a prioritized basis. We believe that providing highly prioritized, personalized and professional client support, especially for our niche market high volume clients, will further differentiate our products and services from those of our competitors.

Operations

Clearing and Order Processing

      Watley does not hold any funds or securities of its clients nor does Watley generally execute and process directly either its own or its clients' securities transactions. Since October 1996, Watley has cleared all transactions for its clients, on a fully disclosed basis, with Penson Financial Services, Inc. for retail accounts and Weiss, Peck & Greer, L.L.C. for institutional accounts.

      Watley's agreement with its clearing brokers provide that the clearing brokers process all securities transactions for Watley's account and the accounts of Watley's clients for a fee. Services of the clearing brokers include billing and credit control and receipt, custody and delivery of securities, for which we pay a per ticket charge. Watley has agreed to indemnify and hold the clearing brokers harmless from certain liabilities or claims, including claims arising from the transactions of its clients, which could be material in amount. Watley's clearing agreements may be terminated by either party, upon 60 days' written notice for Penson Financial Services, Inc., and 30 days prior written notice for Weiss, Peck & Greer, L.L.C. Watley depends on the operational capacity and the ability of the clearing brokers for the orderly processing of transactions. By engaging the processing services of clearing brokers, however, Watley is exempt from certain capital reserve requirements imposed by federal laws.

      Clients' securities transactions are effected on either a cash or margin basis. In connection with margin transactions, credit is extended to a client, collateralized by securities and cash in the client's account, for a portion of the purchase price. The client is charged for margin financing at interest rates based on the brokers call rate plus an additional amount of up to 1.75%. The brokers call rate is the prevailing interest rate charged by banks on secured loans to broker-dealers.

      Margin lending is subject to the margin rules of the Board of Governors of the Federal Reserve system. Margin lending subjects us to the risk of a market decline that would reduce the value of our collateral below the client's indebtedness before the collateral can be sold. Under applicable rules, in the event of a decline in the market value of the securities in a margin account, the client is required to deposit additional securities or cash in the account.

Network Infrastructure

      Our network consists of a series of servers, routing and Internet-networking equipment, workstations, software support cluster, and firewall management systems. This creates a global connection to our intranet, so that any computer that can connect to the Internet can connect to our system.

      Any individual with a personal computer who has a connection to the Internet and has Windows compatible software can subscribe to UltimateTrader. Once an account is opened, the client downloads UltimateTrader software and is given a unique user name and password. The client then logs onto the UltimateTrader system and is connected to our market data servers and to one of our order servers.

      Our network is accessed by electronic messaging. A message is sent to Watley's network via the client's Internet service provider. In order to access Watley's network, this message first passes through a firewall and web shield. The firewall only allows appropriate Internet traffic into the network. The web shield prevents virus-infected files or messages from reaching the network. Once the message has passed through the firewall and web shield, a permission server qualifies the client. Once the permission server allows the client to establish a connection to the UltimateTrader system, the connection between the client and server is maintained until the client requests it be terminated or until the UltimateTrader system determines that the connection is no longer efficient or is inoperable.

      Our technology is supported by an internal staff of programmers, developers and operators 24 hours a day, seven days a week. The programming staff is supplemented by a team of quality control analysts, web page developers, technical writers and design specialists who ensure the final product is user-friendly and dependable. In addition to supporting the systems, the staff continually enhances software and hardware and develops new services. Software is designed to be versatile and easily adaptable to new and emerging technologies.

      The order servers accept buy/sell or sell short messages from the client application and qualifies the order according to a number of business rules. Once an order is qualified, it is sent to the exchange of the client's choice and messages are sent to update our database. This update offers the client real-time account positions, buying power and profit and loss calculations. All transactions for the day are processed for delivery to the clearing firm.

Account Security

      We use a combination of proprietary and industry standard security measures to protect our clients' assets. Clients are assigned unique account numbers, user identifications and passwords that must be used each time they log on to the system. In accordance with standard industry practices, telephone orders require authentication via personal identification number/password and/or other personal information. In addition, our trade processing system is designed to compare the Watley accounts database with the clearing firm's account information on a daily basis to detect any discrepancies.

      We rely on encryption and authentication technology, including public key cryptography technology licensed from other parties, to provide the security and authentication necessary to effect the secure exchange of information.

      Firewalls and other software limit not only system access to the authorized users, but also limit the authorized users to specifically approved applications. This filter-software prevents unauthorized access to critical areas of the system such as account information. Furthermore, public access servers, such as e-mail, chat services and the file transfer protocol, are in a network entirely separate from the rest of our systems.

      We have implemented special policies relating to the transfer or withdrawal of funds by clients to prevent unauthorized withdrawals. All requests for fund withdrawal or transfer require a signed letter from the account holder. Checks will only be made out in the account holder's name and wire transfers will only be sent to a bank account in the account holder's name.

Suppliers

      We obtain financial information from a number of third-party suppliers of software and information services, including PC Quote, Inc., Townsend Analytics, Ltd., Ethos Corporation and S&P ComStock, Inc. We have a number of alternative sources of supply of these items of software and information services available to us at comparable cost, on a timely basis to provide adequate replacements, if arrangements with any of our current suppliers are abrogated.

Marketing and Advertising

      We are marketing UltimateTrader by targeting active traders through print, online and other modes. To date, we have engaged in limited marketing and advertising efforts, consisting primarily of print advertising in Investors Business Daily, a daily trade publication. We have also conducted surveys of our existing client base to understand their media consuming habits and demographics profiles to effectively target our advertising campaign. We are developing a comprehensive marketing plan to attract potential clients, as well as build market awareness, educate the investing public and develop brand name recognition and loyalty within the most active trading segment of the market. Our advertising efforts are expected to include advertisements in financial publications and various other regional and national publications that have demographics similar to our target market. We also intend to advertise and promote UtimateTrader through Internet website and banner advertisements and television commercials. We also plan to broaden our presence on the Internet through various partnerships, sponsorships and co-branding efforts such as our recent deal with U-Cool, an Internet community site that has over 150,000 subscribers and 10 million unique monthly visitors. Our strong rankings in various industry surveys have provided us with extremely valuable publicity. We will continue to make investments in our online services and offerings to maintain and even strengthen these rankings.

      Our initial marketing efforts will be concentrated in the United States. However, as part of our long-term goals, we plan to market our services to trading communities interested in U.S. equities in Western Europe, Latin America, and Asia.

Competition

      The market for electronic brokerage services is highly competitive and rapidly changing. We believe that we compete on the basis of speed of order execution, processing and confirmation, quality of client service, ease of use, amount and timeliness of information provided, price and reliability of our trading systems. We expect that our ability to compete will also be affected by our ability to introduce new services and enhancements to existing services into the market on a timely basis.

      We believe our competition consists of large and small brokerage firms, utilizing the Internet to transact retail brokerage business. Among these competitors are E*Trade Group, Inc.; Charles Schwab & Co., Inc.; Quick & Reilly, Inc.; Waterhouse Securities, Inc.; Fidelity Brokerage Services, Inc. and Datek Securities Corp. We also face competition for clients from full commission brokerage firms, including Merrill Lynch & Co., Inc.; Morgan Stanley Dean Witter & Co.; PaineWebber Incorporated; and Salomon Smith Barney, as well as financial institutions and mutual funds.

Securities Regulation

      Watley is a broker-dealer registered with the SEC and NASD and is licensed as a broker-dealer in 49 states.

      The securities industry in the United States is subject to extensive regulation under federal and state laws. In addition, the SEC, NASD, other self-regulatory organizations, such as the various stock exchanges, and other regulatory bodies, such as state securities commissions, require strict compliance with their rules and regulations. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of clients participating in those markets, and not with protecting the interests of our stockholders.

      Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of clients funds and securities, capital structure, record keeping and the conduct of directors, officers and employees. Because of the recent increase in the number of complaints by online traders, the SEC, NASD and other regulatory organizations may adopt more stringent regulations for online firms and their practices. If we fail to comply with any laws, rules or regulations we could be censured, fined, issued a ceased-and-desist order or Watley or our officers and employees could be suspended or expelled.

      In addition, significant changes in Watley's current business or practices, including converting to self-clearing operations, require NASD and other regulatory approval.

      To expand our services internationally, we would have to comply with regulatory controls of each specific country in which we conduct business. The brokerage industry in many foreign countries is heavily regulated. The varying compliance requirements of these different regulatory jurisdictions and other factors may limit our ability to expand internationally.

      We intend to initiate a comprehensive marketing campaign to bring greater brand name recognition to our products and services. All marketing activities by Watley are regulated by the NASD. The NASD can impose penalties, including censure, fine, suspension of all advertising, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer and its officers or employees for violations of the NASD's advertising regulations.

Net Capital Requirements

      The SEC, NASD and various other regulatory agencies have stringent rules requiring the maintenance of specific levels of net capital by securities brokers, including the SEC's uniform net capital rule which governs Watley. Net capital is defined as assets minus liabilities, plus other allowable credits and qualifying subordinated borrowings less mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing other assets, such as a firm's positions in securities, conservatively. Among these deductions are adjustments in the market value of securities to reflect the possibility of a market decline prior to disposition.

      As of March 31, 2000, Watley was required to maintain minimum net capital, in accordance with SEC rules, of approximately $356,810 and had total net capital of $1,991,809 or approximately $1,634,999 in excess of minimum net capital requirements.

      If Watley fails to maintain the required net capital Watley may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies, which ultimately could require Watley's liquidation. In addition, a change in the net capital rules, the imposition of new rules, a specific operating loss, or any unusually large charge against net capital could limit those operations of Watley that require the intensive use of capital and could limit our ability to expand our business. The net capital rules also could restrict our ability to withdraw capital from Watley, which could limit our ability to pay dividends, repay debt and repurchase shares of our outstanding stock.

Intellectual Property Rights

      We rely on a combination of copyright, trademark and trade secrets laws and non-disclosure agreements to protect our proprietary technologies, ideas, know-how and other proprietary information. We hold a United States trademark registration for the UltimateTrader name. We have no patents or registered copyrights. Third parties may copy or otherwise obtain and use our proprietary technologies, ideas, know-how and other proprietary information without authorization or independently develop technologies similar or superior to our technologies. In addition, the confidentiality and non-competition agreements between us and our key employees, distributors and clients may not provide meaningful protection of our proprietary technologies or other intellectual property in the event of unauthorized use or disclosure. Policing unauthorized use of our technologies and other intellectual property is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted.

      There has been substantial litigation in the software industry involving intellectual property rights. We believe that our technologies and trading systems have been developed independent of others. Third parties may assert infringement claims against us and our technologies and trading systems may be determined to infringe on the intellectual property rights of others.

Research and Development

      During the six months ended March 31, 2000, we spent approximately $3,000,000 for software development. We are expecting to incur an additional $500,000 in software development costs to complete our current projects. We plan to complete the current project in June 2000. These software development efforts are related to the creation of proprietary direct access online trading and market information software.

Computer Strategies, Inc. Acquisition

      Effective October 2, 1998, we acquired all of the capital stock of Computer Strategies, Inc. for 38,260 shares of common stock valued at $183,648. Computer Strategies provided computer software consulting services. Leon Ferguson was the founder and sole stockholder of Computer Strategies and became our Senior Vice President and Chief Information Officer upon closing of the acquisition.

Personnel

As of May 1, 2000, we employed a total of 127 persons, of whom 11 are engaged in executive management, 20 in trading activities, 44 in information technology, 17 in client service, 7 in sales and marketing, 13 clerical and back office personnel, as well as 14 other employees. All but one of these persons are employed on a full-time basis. In addition, we retain a computer development and consulting firm on an exclusive basis. We believe our relations with our employees are generally good and we have no collective bargaining agreements with any labor unions.

      Our registered representatives are required to take examinations administered by the NASD and state authorities to be qualified to transact business, and are required to enter into agreements with Watley obligating them to adhere to Watley's supervisory procedures and not to solicit customers in the event of termination of employment. Watley's agreements with registered representatives do not obligate these representatives to be associated with Watley for any length of time.

      Our success will depend, in part, on our ability to hire and retain additional qualified marketing, industry, technical and financial personnel. Qualified personnel are in high demand. We face considerable competition from other brokerage and financial service firms and other Internet and online service companies for these personnel, many of which have significantly greater resources that we have.

      Our principal executive offices are located at 40 Wall Street, New York, New York, and our telephone number is 212/422-1100.

                              SELLING STOCKHOLDERS

      The shares being offered for resale by the selling stockholders consist of shares that (i) were acquired upon the exercise of warrants to purchase shares of our common stock and (ii) may be acquired upon the exercise of outstanding warrants to purchase shares of our common stock. We have agreed to keep the registration statement, of which this prospectus is a part, effective until the earlier of the date that all of such shares (i) have been sold pursuant to the registration statement and (ii) may be sold without registration. We agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, but not any commissions, underwriting commissions or similar charges relating to the sale of shares.

      The following table sets forth the name of each selling shareholder, the number of shares of common stock beneficially owned by such selling shareholder as of May 1, 2000 (including shares issuable pursuant to outstanding warrants) and the number of shares being offered by each selling shareholder. The shares being offered by this prospectus are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, such selling stockholders are under no obligation to sell all or any portion of such shares nor are such selling stockholders obligated to sell any shares immediately under this prospectus. All information with respect to share ownership has been furnished to us by the selling stockholders.

      A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from the date of this prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's ownership is determined by assuming that options, warrants or convertible securities that are held by him and which are exercisable within 60 days of the date of this prospectus have been exercised and converted.

                                       Shares Beneficially                                   Shares
Name of Selling                        Owned Prior to the           Shares to be Sold        Owned After the
Shareholder                            Offering                     in the Offering          Offering
-----------                            --------                     ---------------          --------

New York Community
Investment Company L.L.C                         331,250                    331,250                 0

New York Small Business
Venture Fund, LLC                                191,250                    191,250                 0

Whale Securities Co., L.P                        143,464                    143,464                 0


                                       Total to be sold:                    474,714
                                                                            -------

      Voting and investment power with respect to the shares beneficially owned by New York Small Business Venture Fund, LLC ("NYSBVF") is shared by New York Community Investment Company L.L.C. ("NYCIC") so that, technically and for purposes of the table, NYCIC is shown as beneficially owning the same shares as NYSBVF, the total number of shares that is, in fact, owned by NYCIC is 140,000 shares.

      The warrants exercisable for shares of common stock issued in the name of Whale Securities Co., L.P. ("Whale") include warrants held for the accounts of certain current and former equity holders, lenders and employees of Whale. The "Shares Beneficially Owned Prior to the Offering" set forth above do not include shares of common stock held in Whale's trading account.

The "Shares Owned After the Offering" set forth above assumes all shares offered hereby are sold in the Offering.

                                 USE OF PROCEEDS

       We will not receive any proceeds from the sales of the shares of common stock. All of the shares of common stock being offered are beneficially owned by the selling stockholders named in this prospectus and the proceeds of sale will go to them.

                              PLAN OF DISTRIBUTION

       The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be made in one or more of the following methods: (i) ordinary brokers transactions, which may include long or short sales, (ii) transactions involving cross or block trades or otherwise on the Nasdaq National Market, (iii) purchase by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, (iv) "at the market" to or through market makers or into an existing market for the common stock, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (vi) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise),or (vii) any combination of the foregoing, or by any other legally available means. In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require that delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

       Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither we nor any selling shareholder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling shareholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Furthermore, we may act as a broker-dealer for the selling stockholders in selling any of the shares offered by this prospectus.

       Each selling shareholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

       Any securities covered by this prospectus that qualify for sale pursuant to rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

       There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by this prospectus.

                                  LEGAL MATTERS

       The validity of the shares of common stock being offered hereby will be passed upon for us by Hartman & Craven LLP, 460 Park Avenue, New York, New York 10022.

                                     EXPERTS

      The consolidated financial statements of A.B. Watley Group Inc. appearing in A.B. Watley Group Inc.'s Annual Report (Form 10-KSB) for the year ended September 30, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      ----------------------------             ---------------------------

      We have not authorized any dealer,       474,714 Shares
salesperson or any other person to give
any information or to represent anything       A.B. WATLEY GROUP INC.
not contained in this prospectus. You
must not rely on any unauthorized              Common Stock
information. This prospectus does not
offer to sell or buy any shares in any
jurisdiction where it is unlawful.             --------------------------
                                               PROSPECTUS

                                               --------------------------
      -----------------------------


                                               June 14, 2000
                                               -----------------------------


      ---------------------------

TABLE OF CONTENTS

Available Information...............2
Incorporation of Certain Documents
  By Reference......................2
Forward-Looking Statements..........3
Risk Factors........................3
The Company.........................5
Selling Shareholders................22
Use of Proceeds.....................23
Plan of Distribution................23
Legal Matters.......................24
Experts.............................24

      ---------------------------